SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): August 7, 2003 (July 31, 2003)

Cogent Communications Group, Inc.
(Exact Name of Registrant as Specified in Charter)

1-31227
(Commission File No.)

52-2337274
(IRS Employer Identification No.)

Delaware
(State or Other Jurisdiction of Incorporation)

1015 31st Street N.W.
Washington, DC 20007
(Address of Principal Executive Offices)

(202) 295-4200
(Registrant’s telephone number, including area code)

ITEM 5.  OTHER EVENTS.

         On July 31, 2003, Cogent Communications Group, Inc. (the “Company”) consummated the restructuring of its indebtedness to Cisco Systems Capital Corporation (“Cisco”) and the sale and issuance of preferred stock to a group of the Company’s existing stockholders (the “Investors”).

                In connection with the restructuring, Cogent issued to Cisco shares of its Series F Participating Convertible Preferred Stock which are convertible into approximately 18% of the fully diluted authorized and outstanding shares of the Company’s common stock, and made a cash payment to Cisco of $20 million.  In return, Cisco Capital reduced the amount of the Company’s indebtedness from approximately $263 million to $17 million and returned warrants to purchase approximately 700,000 shares of the Company’s common stock.  In order to raise the capital necessary to complete the restructuring, the Company also sold to the Investors for $41 million, shares of its Series G Participating Convertible Preferred Stock which are convertible into approximately 68% of the fully diluted authorized and outstanding shares of the Company’s common stock.

                These transactions are more fully described in the Company’s definitive Information Statement on Schedule 14C, filed with the Securities and Exchange Commission and mailed to stockholders on July 11, 2003.

ITEM. 7.  EXHIBITS

10.1         Second Amended and Restated Stockholders Agreement of Cogent Communications Group, Inc, dated July 31, 2003

10.2           Third Amended and Restated Registration Rights Agreement of Cogent Communications Group, Inc, dated July 31, 2003

10.3      Exchange Agreement by and among Cogent Communications Group, Inc., Cogent Communications, Inc., Cogent Internet, Inc., Cisco Systems, Inc. and Cisco Systems Capital Corporation, dated June 26, 2003

10.4           Participating Convertible Preferred Stock Purchase Agreement by and among Cogent Communications Group, Inc. and each of the Investors signatory thereto, dated June 26, 2003

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 7, 2003		COGENT COMMUNICATIONS GROUP, INC.

	By:	/s/ DAVID SCHAEFFER
Name: David Schaeffer
Title: Chairman and Chief Executive Officer

Exhibit Index

10.1         Second Amended and Restated Stockholders Agreement of Cogent Communications Group, Inc, dated July 31, 2003

10.2         Third Amended and Restated Registration Rights Agreement of Cogent Communications Group, Inc, dated July 31, 2003

10.3      Exchange Agreement by and among Cogent Communications Group, Inc., Cogent Communications, Inc., Cogent Internet, Inc., Cisco Systems, Inc. and Cisco Systems Capital Corporation, dated June 26, 2003

10.4           Participating Convertible Preferred Stock Purchase Agreement by and among Cogent Communications Group, Inc. and each of the Investors signatory thereto, dated June 26, 2003